Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-4 of our report dated March 23, 2018, relating to the balance sheet of Sentinel Energy Services Inc. as of December 31, 2017, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from June 5, 2017 (date of inception) to December 31, 2017, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
November 13, 2018